SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: April 14, 2000



		Exact Name of
Commission      Registrant              State or other    IRS Employer
File            as specified            Jurisdiction of   Identification
Number		in its charter		Incorporation	  Number
-----------	--------------		---------------	  --------------

1-12609         PG&E Corporation         California        94-3234914

1-2348          Pacific Gas and          California        94-0742640
                Electric Company




Pacific Gas and Electric Company           PG&E Corporation
77 Beale Street, P.O. Box 770000           One Market, Spear Tower, Suite 2400
San Francisco, California  94177           San Francisco, California 94105

         (Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company		PG&E Corporation
	   (415) 973-7000			 (415) 267-7000

           (Registrant's telephone number, including area code)

Item 5.  Other Events

A. Pacific Gas and Electric Company's 2000 Cost of Capital Proceeding

On April 13, 2000, Pacific Gas and Electric Company (Utility) reached an all party settlement agreement to make a joint recommendation to the California Public Utilities Commission (CPUC) in the Utility's 2000 Cost of Capital proceeding. (The Utility is the California utility subsidiary of PG&E Corporation.) The settling parties included the Office of Ratepayer Advocates (ORA) of the CPUC and several intervenor groups. The joint recommendation specifies a return on common equity (ROE) of 11.22% on electric and gas distribution operations, retroactive to February 17, 2000, as compared to the Utility's current authorized ROE of 10.6%. The Utility had requested 12.5%, while the ORA had recommended 10.8%. The joint recommendation also recommends no changes to the currently authorized Utility capital structure of 46.2% long-term debt, 5.8% preferred stock, and 48.0% common equity.

If adopted by the CPUC, the recommendation would result in an authorized 9.12% overall return on Utility electric and gas distribution rate base. If adopted by the CPUC, the Utility's 2000 electric and gas revenues, for the period February 17, 2000 through December 31, 2000, would increase by approximately $37 million and $12 million, respectively.

A final CPUC decision on the parties' recommendation is expected in the second quarter of 2000.

                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                            PG&E CORPORATION


                             By  CHRISTOPHER P. JOHNS
                                 ---------------------
                                 CHRISTOPHER P. JOHNS
                                 Vice President and Controller


                            PACIFIC GAS AND ELECTRIC COMPANY


                             By  KENT M. HARVEY
                                 ---------------------
                                 KENT M. HARVEY
                                 Senior Vice President, Treasurer, Chief
                                 Financial Officer, and Controller


Dated: April 14, 2000